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Exhibit 10.4

HUNTSMAN EXECUTIVE SEVERANCE PLAN
(as amended and restated)

ARTICLE I
 The Plan

        1.1    Name.    The HUNTSMAN EXECUTIVE SEVERANCE PLAN ("Plan") became effective as of January 1, 2005. The Plan is hereby amended and restated effective as of May 1, 2010.

        1.2    Purpose.    Huntsman Corporation and certain Affiliates identified below have established the Plan to provide certain of their executives and other employees with severance benefits to recognize their service to the Employer, and to encourage them to continue employment with the Employer.

ARTICLE II
 Definitions

        Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, the term is capitalized:

        2.1   "Affiliate" means any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Employer beneficially owns 50% or more of the voting power of the entity, and any other entity in which the Employer has an economic interest and which is designated as an Affiliate by the Committee for purposes of the Plan.

        2.2   "Base Compensation" shall mean the annual base salary of the Participant in effect at Termination of Employment.

        2.3   "Committee" shall mean the Compensation Committee of the Board of Directors of the Employer or, if there is not a Compensation Committee, then the Board of Directors of the Employer.

        2.4   "Employer" shall mean Huntsman Corporation, or any successor thereof.

        In addition, unless the context indicates otherwise, as used in this Plan the term "Employer" shall also mean and include any Affiliate of Huntsman Corporation that has adopted this Plan with the permission of Huntsman Corporation and any Affiliate that has been designated by Huntsman Corporation as an Employer in this Plan. Such adoptions and designations shall be subject to such conditions as the Committee deems appropriate. The obligations of an Employer hereunder shall be limited to the employees of that Employer participating in this Plan. The following Affiliates of Huntsman Corporation are participating in this Plan as of May 1, 2010:

    Huntsman International LLC
    Huntsman Petrochemical LLC
    Huntsman Purchasing Ltd
    Huntsman Advanced Materials LLC
    Rubicon LLC
    Tioxide Americas Inc.

        2.5   "Family Member" of an employee means: (a) a brother or sister (whether by whole or half blood) of the employee, (b) the spouse of the employee, (c) an ancestor or lineal descendant of the employee, or (d) the spouse of anyone included in (a) or (c).

        2.6   "Participant" means an employee of the Employer who is designated to participate by the Committee; provided however, unless the Committee provides otherwise with respect to a particular employee, an employee with the title of Vice President or higher of an Employer shall be eligible to participate in the Plan. Notwithstanding the foregoing, the Committee shall have the authority to adjust the status of any employee (including the removal of an employee from participation under the Plan or to change the class to which the employee belongs for purposes of this Plan). The employees participating on May 1, 2010 and the class to which each belongs are set forth on Exhibit "A."

        The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more officers of the Employer, the authority to adjust the status of any employee as described above, other than an employee who is subject to Section 16(b) of the Securities Exchange Act of 1934 or who is a Family Member of an employee who is subject to Section 16(b) of the Securities Exchange Act of 1934. The Committee may impose such limitations and restrictions on its delegation of authority, in addition to any required restrictions or limitations set forth in the Plan, as it may determine in its sole discretion. Any adjustment of status made pursuant to such a delegation shall be subject to all of the provisions of the Plan.

        2.7   "Plan Year" means the calendar year.

        2.8   "Reasonable Cause" means any of the following, with respect to a Participant's:

          (a)   Gross negligence, fraud, dishonesty or willful violation of any law or material violation of any significant Employer policy committed in connection with the position of the Participant with the Employer or Affiliate; or

          (b)   Failure to substantially perform (whether as a result of a medically determinable disability or otherwise) the duties reasonably assigned or appropriate to his or her position, in a manner reasonably consistent with prior practice;

provided, however, that the term "Reasonable Cause" shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Participant has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his or her position.

        2.9   "Severance Benefit" means the benefits described in Article III.

        2.10 "Termination of Employment" means the Participant's "separation from service", within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

        2.11 "Termination for Good Reason" means a voluntary Termination of Employment by the Participant as a result of the Employer or Affiliate making a materially detrimental reduction or change to the job responsibilities or in the current base compensation of the Participant, or changing the Participant's principal place of work by more than 50 miles from his or her principal place of work in effect immediately prior to such change, which action has not been remedied by the Employer or Affiliate within 30 days following its receipt of written notice from the Participant of such reduction or change. Such notice from the Participant must be given to the Employer or Affiliate within 90 days following the occurrence of such reduction or change and the Participant's Termination of Employment must occur within the 30-day period following the Employer's or Affiliate's failure to timely remedy the change or reduction constituting a "good reason."

ARTICLE III
 Severance Benefit

        3.1    Entitlement to Severance Benefit.    If the Employer or Affiliate terminates the Participant's employment without Reasonable Cause or the Participant terminates employment in a Termination for Good Reason, then an Employer shall provide to the Participant the Severance Benefits described in this Article III. No Severance Benefits shall be payable under this Plan for the Participant's Termination of Employment for any other reason, including a Termination of Employment on account of death or disability.

          (a)   Severance Benefits otherwise payable under this Article III to a Participant shall be reduced in the discretion of Huntsman Corporation for any payments an Employer or an Affiliate is required to pay to the Participant under any applicable statute, law, ordinance, code, rule or regulation arising from the Termination of Employment, including any payments required under the WARN Act.

          (b)   Unless otherwise agreed to in writing by the Huntsman Corporation, a Participant shall not be entitled to any Severance Benefits under this Article III if any of the following situations apply:

            (1)   Within 30 days of the Termination of Employment, the Participant obtains employment with an Employer or any Affiliate of an Employer.

            (2)   If requested upon his or her Termination of Employment, the Participant fails to sign, within 45 days following his or her Termination of Employment, a waiver and release of claims against the Employer and its Affiliates and other persons, in the form provided by the Plan's Administrator (as defined in Section 5.1), or, if applicable, the Participant signs and later revokes the waiver and release of claims form within the revocation period.

            (3)   The Participant is entitled to severance or other separation benefits whether under an individual written agreement with the Participant's Employer or an Affiliate, any voluntary early retirement program maintained by the Employer or an Affiliate, any severance plan maintained by the Employer or an Affiliate, or any provision of law to which the Employer or Affiliate is subject, other than this Plan, unless such Participant in connection with receipt of benefits under this Plan irrevocably waives all such benefits under all other contracts, plans, programs and provisions of law applicable to Participant.

        3.2    Amount of Benefits.

          (a)   Cash Payment.    An Employer shall pay to Participant a lump sum cash payment in an amount as follows:

            (1)   For a Senior Executive (i.e., a Participant at the level of Senior Vice President or above), an amount equal to two times the Base Compensation of the Participant; and

            (2)   For a Participant not a Senior Executive (i.e. a Participant at the level of Vice President or below), an amount equal to one and one-half times the Base Compensation of the Participant;

    Subject to Section 3.1(b)(2) and Section 7.6, payment shall be made within 60 days of the Termination of Employment.

          (b)   Healthcare Benefits for U.S. Participants.    For the period of time (expressed as a number of months determined by dividing the cash amount for the Participant subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") under 3.2(a) by his or her Base Compensation) (the "Continuation Period"), an Employer or Affiliate shall continue to cover the Participant and his or her dependents under the group healthcare plan covering other employees in positions similar to that of the Participant, at a monthly cost to the Participant equal to the applicable COBRA premium for such coverage.

            (1)   Healthcare Coverage Payment.    The Employer shall pay to the Participant a lump sum cash amount equal to the product of (i) the Participant's Continuation Period, (ii) the COBRA premium applicable to the Participant on his or her Termination of Employment, and (iii) 150%. Subject to Section 3.1(b)(2) and Section 7.6, payment shall be made within 60 days of the Termination of Employment.

            (2)   COBRA Continuation.    To receive the coverage and payment provided under this Section 3.2(b) of the Plan following the Participant's Termination of Employment, the Participant must timely elect continuation coverage under COBRA, as a result of the Termination of Employment.

          (c)   Outplacement Services.    The Employer shall provide the Participant with the following outplacement counseling service opportunity:

            (1)   For a Senior Executive, executive outplacement services, as chosen by the Plan's Administrator, for a period of 12 months following the Termination of Employment or until the Participant obtains substantially comparable employment, if earlier.

            (2)   For a Participant not a Senior Executive, executive outplacement services, as chosen by the Plan's Administrator, for a period of 6 months following the Termination of Employment or until the Participant obtains substantially comparable employment, if earlier.

          (d)   Time of Payment.    It is the intent of the Plan that the Severance Benefits not be subject to Section 409A of the Code. If, however, a payment or benefit is determined to be subject to Section 409A and is conditioned on a waiver/release as provided in Section 3.1(b)(2), then such payment will be made on the 60th day following the Termination of Employment.

        3.3    Terminated Status.    Commencing upon the Participant's Termination of Employment, the Participant shall cease to be an employee of the Employer and all Affiliates for all purposes. The payment of the Severance Benefits under this Plan shall be payments to a former employee.

ARTICLE IV
 Claims and Review Procedures

        4.1    Claims Procedure.    A Participant who believes he or she has not received the Severance Benefits to which the Participant is entitled under the Plan may make a claim for benefits by making a written request for benefits to the Administrator on the form provided by the Administrator. The Administrator shall notify the Participant or beneficiary ("claimant") in writing, within a reasonable period of time (but not later than 90 days) after receipt of his or her written request for benefits, of his or her eligibility or non-eligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator may extend the time for up to an additional 90 day period, provided the Administrator notifies the claimant prior to the end of the initial 90 day period of the special circumstances and the date by which a decision is expected to be made.

        4.2    Review Procedure.    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant shall have the opportunity to have such claim reviewed by the Employer by filing a petition for review with the Committee within 60 days after receipt of the notice issued by the Administrator. A claimant shall, on request and free of charge, be given reasonable access to and copies of, any documents, records and other information in the possession of the Employer relevant to the claimant's claim for benefits. The petition shall state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Employer of the petition, the Employer shall notify the claimant of its decision in writing, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If the Employer determines that the 60 day period is not sufficient, the decision may be deferred for up to another 60 day period, but notice of this deferral shall be given to the claimant. In the event of the death of a claimant, the same procedures shall apply to the claimant's beneficiaries.

ARTICLE V
 Administration and Finances

        5.1    Administration.    The Plan shall be administered by the person designated by the Committee (or in the absence of any such designation by the Committee), the "Administrator".

        5.2    Powers of the Administrator.    The Administrator shall have all powers necessary to administer the Plan, including, without limitation, powers:

          (a)   to interpret the provisions of the Plan;

          (b)   to establish and revise the method of accounting for the Plan; and

          (c)   to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

        It is intended that the Plan will be administered and interpreted in a manner that benefits provided by the Plan do not become taxable to a Participant until such benefits are paid to the Participant. To the extent of a change in the law (whether by a change in the applicable statutes or by a ruling, regulation or other interpretation of the law by regulatory authorities) that requires a change in the terms of the Plan to avoid taxation prior to receipt of benefits, the Plan shall be treated by the Administrator to include such change without further action by the Employer as the Administrator in its sole discretion shall determine, provided, however, any such change that would materially increase either the cost of the Plan or the benefits provided by the Plan shall require the written consent of the Employer.

        5.3    Actions of the Administrator or the Employer.    All determinations, interpretations, rules, and decisions of the Administrator and the Employer shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

        5.4    Delegation.    The Administrator shall have the power to delegate specific duties and responsibilities to officers or other employees of the Employer or other individuals or entities. Any delegation by the Administrator may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Administrator at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

        5.5    Reports and Records.    The Administrator and those to whom the Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

        5.6    Finances.    The costs of the Plan shall be borne by the Employer provided, however, an Affiliate that adopts the Plan and becomes an Employer shall be responsible only for the Severance Benefits that are payable to those Participants who are employees of such Affiliate and, with respect to an Affiliate that is designated an Employer, Huntsman Corporation shall be responsible for the Severance Benefits that are payable to Participants who are employees of such designated Affiliate, unless the Severance Benefits are paid by that Affiliate.

        5.7    Notices.    All notices and communications made by the Employer or the Administrator under the Plan shall be deemed delivered and received when delivered by hand, the next business day after deposit with a courier or overnight delivery service post paid for next-day delivery and addressed in accordance with the last address in the records of the Employer, or five days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid to the last address in the records of the Employer, or immediately upon delivery by facsimile if confirmation is received and retained.

ARTICLE VI
 Amendments and Termination

        Huntsman Corporation, by action of the Committee, may amend or terminate the Plan at anytime. In the event the Plan is terminated or changed, no benefits shall be payable to any Participant thereafter (except for Severance Benefits payable to a Participant whose Termination of Employment occurred prior to such termination or change of the Plan) or except as provided by the Plan as changed. Notwithstanding the foregoing, the Plan may not be amended or terminated within six months prior to, or on or within one year following, a Change of Control (as defined in the Huntsman Corporation Stock Incentive Plan) of Huntsman Corporation to adversely affect the rights (contingent or otherwise) of any then Participant to Severance Benefits under the Plan, including, without limitation, any amendment that would terminate the employee's then designation as a Participant in the Plan.

ARTICLE VII
 Miscellaneous

        7.1    No Guaranty of Employment.    The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and the Participant. Nothing contained herein shall give the Participant the right to continue to be retained by the Employer or to interfere with the right of the Employer to terminate the services of the Participant at any time, nor shall it give the Employer the right to require the Participant to continue to provide services to the Employer or to interfere with the Participant's right to terminate services at any time.

        7.2    Tax Withholding.    The Employer shall withhold all taxes that are required to be withheld by applicable law from the benefits provided under this Plan.

        7.3    Non-Alienation.    This Plan shall inure to and be binding on the successors and assigns of the Employer. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

        7.4    ERISA.    The Plan is intended to be and shall be administered and maintained as a welfare benefit plan under section 3(1) of the Employee Retirement Income Security Act of 1974 (ERISA), providing certain benefits to participants on severance from employment. The Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan. The Plan is intended to come within, and shall be administered and maintained to come within, the severance pay plan exception thereto in DOL Regulation Section 2510.3-2(b).

        7.5    Applicable Law.    The Plan and all rights hereunder shall be governed by and construed according to the laws of Utah, except to the extent such laws are preempted by the laws of the United States of America.

        7.6    Section 409A.    If any Participant is a "specified employee", as defined in Section 409A of the Code and the regulations thereunder, at the time of his or her Termination of Employment and a payment due hereunder does not qualify as a "short-term deferral" payment under Section 409A or as a separation payment upon an involuntary separation that is exempt from the Section 409A six-month delay in payment provisions, then such payment (or part thereof that does not so qualify) shall not be paid to the Participant until the first business day that is more than six months after his or her Termination of Employment date (or, if earlier, his or her date of death). Such delayed payment shall be made in a lump sum without interest.

SPONSOR:
HUNTSMAN CORPORATION
/s/ R. Wade Rogers Title: Senior Vice President, Global Human Resources
Adopted By:
HUNTSMAN INTERNATIONAL LLC
/s/ R. Wade Rogers Title: Senior Vice President, Global Human Resources
HUNTSMAN PETROCHEMICAL LLC
/s/ R. Wade Rogers Title: Senior Vice President, Global Human Resources
HUNTSMAN PURCHASING LTD
/s/ R. Wade Rogers Title: Senior Vice President, Global Human Resources
TIOXIDE AMERICAS INC.
/s/ R. Wade Rogers Title: Senior Vice President, Global Human Resources
RUBICON LLC
/s/ Philip M. Lister Title: Treasurer, Rubicon LLC
HUNTSMAN ADVANCED MATERIALS LLC
/s/ R. Wade Rogers Title: Senior Vice President, Global Human Resources

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  Exhibit 10.4
HUNTSMAN EXECUTIVE SEVERANCE PLAN (as amended and restated)